INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 6th day of October, 2011 by and between M&I Investment Management Corp., an investment adviser registered under the Investment Advisers Act of 1940, organized under the laws of Wisconsin and having its principal place of business in Milwaukee, WI (the “Adviser”), and Marshall Funds, Inc., a Wisconsin corporation having its principal place of business in Milwaukee, WI (the “Fund”), on behalf of each portfolio of the Fund set forth on Schedule A, as may be amended from time to time (each, a “Portfolio” and collectively, the “Portfolios”).

WHEREAS, the Fund is an “open-end company” as that term is defined in the Investment Company Act of 1940 (the “1940 Act”) and is registered as such with the Securities and Exchange Commission (“SEC”);

WHEREAS, as used herein “Portfolio” refers to a class of the Fund’s common stock;

WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services; and

WHEREAS, the Fund wishes to retain the Adviser to render investment advisory services to each Portfolio, and the Adviser is willing to furnish such services to each Portfolio.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, the

Fund and the Adviser, intending to be legally bound, hereby agree as follows:

1.         The Fund hereby appoints the Adviser as investment adviser for each Portfolio on whose behalf the Fund executes Schedule B to this Agreement, for the period and on the terms set forth in this Agreement. The Adviser, by execution of Schedule B, accepts such appointment and agrees to furnish the services for the compensation as herein provided.

2.         Subject to the oversight of the Board of Directors of the Fund (the “Board” or the “Directors”), the Adviser shall provide a continuous investment program for each Portfolio, including investment research and management of the investment and reinvestment of the assets of each Portfolio. The Adviser shall determine the securities and other investments to be purchased, retained, sold or exchanged under each Portfolio’s investment program, and shall implement such decisions in accordance with and subject to such Portfolio’s applicable investment objectives, policies and limitations set forth in the Portfolio’s then current prospectus and statement of additional information, any investment policies and restrictions contained in the Fund’s Articles of Incorporation and By-Laws, as amended from time to time, the 1940 Act and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued by the SEC staff, and any other applicable federal and state laws. The Adviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to a Portfolio’s securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board.

3.         Subject to the Board’s approval, at its own expense, the Adviser may enter into provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such agreements are entered into in accordance with and meet all applicable requirements of the 1940 Act and rules thereunder. Any such delegation shall not relieve the Adviser of any of its duties hereunder. The Adviser also shall have the authority, upon the approval of the Board and subject to applicable provisions of the 1940 Act and the regulations thereunder, to select one or more subadvisers to provide day-to-day portfolio management with respect to all or a portion of the assets of any of the Portfolios and to allocate and reallocate the assets of a Portfolio between and among any subadvisers so selected pursuant to a “manager of managers” structure. The Fund acknowledges that under this structure, the Adviser would have the authority to retain and terminate subadvisers, engage new subadvisers and make material revisions to the terms of the subadvisory agreements for a Portfolio subject to approval of the Board and such other terms and conditions of the SEC exemptive order or rule, but not shareholder approval, provided shareholders of such Portfolio previously approved the “manager of managers” structure.

4.        The Adviser, pursuant to its determinations, will select, monitor and place orders with or through such brokers or dealers and seek best execution of Portfolio securities transactions in conformity with the brokerage policies set forth in the Fund’s then effective Registration Statement. In accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and interpretive guidance issued by the SEC thereunder, the Adviser may cause a Portfolio to pay a broker or a dealer a commission in excess of the amount of commission another broker or dealer would have charged if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services received. The Adviser will promptly communicate to Fund officers and the Board such information relating to Portfolio transactions as they may reasonably request.

5.         The Adviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. The Adviser shall not be responsible for a Portfolio’s expenses and each Portfolio shall pay or cause to be paid all of the Portfolio’s expenses and the Portfolio’s allocable share of Fund expenses, including, without limitation: the expenses of organizing a Portfolio and continuing its existence; fees and expenses of Directors and officers of the Fund; fees for investment advisory services and administrative personnel and services; distribution fees; fees and expenses of preparing and filing the Fund’s Registration Statements and qualifying the Fund, the Portfolios, and shares of the Portfolios (“Shares”) under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses and statements of additional information (and any amendments thereto) and shareholder reports; interest expense, taxes, fees, and commissions of every kind; expenses in connection with the issue, purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; expenses in connection with the purchase or sale of the Portfolio’s securities and other investments; loan commitment fees; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, independent pricing vendors and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to governmental officers and commissions; expenses of meetings of Directors and shareholders and proxy solicitations therefor; fidelity bond and other insurance expenses; association membership dues; and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Fund and the Portfolios. A Portfolio will also pay its allocable share of such extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Fund to indemnify its officers, Directors, employees, distributors, and agents with respect thereto.

6.         Each Portfolio shall pay to the Adviser, for all services rendered to each Portfolio by the Adviser hereunder, the fees set forth in Schedule B attached hereto. The net asset value of each Portfolio’s Shares as used herein shall be determined as provided in the Portfolio’s then current prospectus and statement of additional information and shall be calculated to the nearest 1/10th of one cent. The Adviser, in its sole discretion, may from time to time and for such periods as it deems appropriate reduce its compensation (and assume expenses) for one or more of the Portfolios.

7.         The Fund and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for a Portfolio are the property of the Portfolio, and further agrees to surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Adviser may retain for its records copies of the records so surrendered. The Adviser further agrees to arrange for the preservation of any such records for the periods prescribed by Rule 31a-2 under the 1940 Act.

8.         The Adviser shall at all times conform to, and act in accordance with, the Fund ‘s Articles of Incorporation, By-Laws and Registration Statement, as each may be amended from time to time, the instructions and directions of the Board, any requirements imposed by the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), all applicable rules and regulations of the SEC and all other applicable federal and state laws and regulations applicable to the Fund. Consequently, the Adviser has (i) adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and (ii) adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Adviser, its employees, officers and agents.

9.         The Adviser acknowledges that the Fund may disclose shareholder nonpublic personal information (“NPI”) to the Adviser solely in furtherance of fulfilling the Adviser’s contractual obligations under this Agreement in the ordinary course of business to support the Fund and its shareholders. The Adviser agrees to be bound to use and redisclose such NPI only for the limited purposes of processing and servicing transactions; for specified law enforcement and miscellaneous legally permitted purposes; and as a Fund service provider or in connection with joint marketing arrangements solely at the direction and discretion of the Fund, in accordance with the limited exceptions set forth in applicable state privacy laws and Regulation S-P. The Adviser further represents and warrants that, in accordance with applicable state privacy laws and Regulation S-P, it has implemented safeguards by adopting policies and procedures reasonably designed to insure the security and confidentiality of records and NPI of Fund shareholders; protect against any anticipated threats or hazards to the security or integrity of Fund shareholder records and NPI; and protect against unauthorized access to or use of such Fund shareholder records or NPI that could result in substantial harm or inconvenience to any Fund shareholder. The Adviser agrees to maintain the confidentiality of any NPI it receives from the Fund in connection with this Agreement or any joint marketing arrangement beyond the termination date of this Agreement.

10.         This Agreement shall begin for each Portfolio as of the effective date set forth on Schedule A and shall continue in effect with respect to each Portfolio for the initial term set forth on Schedule A, unless sooner terminated as hereinafter provided, so long as this Agreement is approved for each Portfolio in the manner required by the 1940 Act and the rules and regulations thereunder. This Agreement shall continue in effect for successive periods of one year with respect to each Portfolio, unless the Adviser shall have notified a Portfolio in writing at least sixty (60) days prior to the end of the applicable term that it does not desire such continuation with respect to that Portfolio, but only so long as such continuance is specifically approved for each Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated at any time with respect to any Portfolio, without the payment of any penalty, by the Directors of the Fund or by a vote of a majority of the outstanding voting securities of that Portfolio on sixty (60) days’ written notice to the Adviser. This Agreement may not be assigned by the Adviser and shall automatically terminate in the event of any assignment. As used in this paragraph, the terms “assignment” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive guidance.

11.         In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Agreement on the part of the Adviser, the Adviser shall not be liable to the Fund or to any of the Portfolios or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security or other investment of a Portfolio. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund or any shareholder of the Fund may have under any federal securities or state law.

12.         With respect to a Portfolio, this Agreement may be amended only by an instrument in writing signed by the parties, with such approvals as required by applicable law.

13.         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.         The services of the Adviser to the Fund are not to be deemed exclusive and the Adviser shall be free to render similar services to others as long as its services to others does not in any way hinder, preclude or prevent the Adviser from performing its duties under this Agreement. In addition, nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a Director or officer of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

15.         This Agreement shall be construed in accordance with and governed by the internal laws of the State of Wisconsin; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or the rules and regulations promulgated pursuant to such respective Acts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereof.

Marshall Funds, Inc.	M&I Investment Management Corp.

By: /s/ John M. Blaser	By: /s/ Tommy O. Huie
Name: John M. Blaser	Name: Tommy O. Huie
Title: President	Title: President

SCHEDULE A

(as of October 6, 2011)

Portfolio	Effective Date	Initial Term

Large-Cap Value Fund		August 31, 2012

Large-Cap Growth Fund		August 31, 2012

Large-Cap Focus Fund		August 31, 2012

Mid-Cap Value Fund		August 31, 2012

Mid-Cap Growth Fund		August 31, 2012

Small-Cap Value Fund		August 31, 2012

Small-Cap Growth Fund		August 31, 2012

International Stock Fund		August 31, 2012

Emerging Markets Equity Fund		August 31, 2012

Ultra Short Tax-Free Fund		August 31, 2012

Short-Term Income Fund		August 31, 2012

Short-Intermediate Bond Fund		August 31, 2012

Intermediate Tax-Free Fund		August 31, 2012

Government Income Fund		August 31, 2012

Corporate Income Fund		August 31, 2012

Aggregate Bond Fund		August 31, 2012

Core Plus Bond Fund		August 31, 2012

Government Money Market Fund		August 31, 2012

Tax-Free Money Market Fund		August 31, 2012

Prime Money Market Fund		August 31, 2012

SCHEDULE B

For all services rendered by the Adviser pursuant to the Agreement, each Portfolio of the Fund shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered, an annual investment advisory fee calculated by applying the applicable annual rate to the average daily net assets of the Portfolio as set forth below.

	Annual Investment Advisory Fee as a Percentage of Each Portfolio’s Aggregate Daily Net Assets
	on the first	on the next	on the next	in excess of
Portfolio	$500 million	$200 million	$100 million	$800 million
Large-Cap Value Fund	0.75%	0.74%	0.70%	0.65%
Large-Cap Growth Fund	0.75%	0.74%	0.70%	0.65%
Large-Cap Focus Fund	0.50%	0.49%	0.45%	0.40%
Mid-Cap Value Fund	0.75%	0.74%	0.70%	0.65%
Mid-Cap Growth Fund	0.75%	0.74%	0.70%	0.65%
Small-Cap Value Fund	0.75%	0.75%	0.75%	0.75%
Small-Cap Growth Fund	1.00%	1.00%	1.00%	1.00%
International Stock Fund	1.00%	0.99%	0.95%	0.90%
Emerging Markets Equity Fund	1.00%	0.99%	0.95%	0.90%
Ultra Short Tax-Free Fund	0.20%	0.19%	0.10%	0.10%
Short-Term Income Fund	0.20%	0.19%	0.10%	0.10%
Short-Intermediate Bond Fund	0.40%	0.39%	0.30%	0.25%
Intermediate Tax-Free Fund	0.30%	0.29%	0.20%	0.15%
Government Income Fund	0.40%	0.39%	0.30%	0.25%
Corporate Income Fund	0.25%	0.24%	0.15%	0.10%
Aggregate Bond Fund	0.40%	0.39%	0.30%	0.25%
Core Plus Bond Fund	0.25%	0.24%	0.15%	0.10%

	Annual Investment Advisory Fee as a Percentage of Each Portfolio’s Aggregate Daily Net Assets
	on the first	on the next	on the next	on the next	in excess
Portfolio	$2 billion	$2 billion	$2 billion	$2 billion	of $8 billion
Government Money Market Fund	0.200%	0.185%	0.170%	0.155%	0.140%
Tax-Free Money Market Fund	0.200%	0.185%	0.170%	0.155%	0.140%
Prime Money Market Fund	0.150%	0.135%	0.120%	0.105%	0.090%

The investment advisory fee shall accrue daily at the rate of 1/365th of the applicable annual rate applied to the daily net assets of the Portfolio. The investment advisory fee so accrued shall be paid to the Adviser monthly.

Effective this 6th day of October, 2011.

Marshall Funds, Inc.	M&I Investment Management Corp.

By: /s/ John M. Blaser	By: /s/Tommy O. Huie
Name: John M. Blaser	Name: Tommy O. Huie
Title: President	Title: President